Exhibit 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-151431 on Form S-8, No. 333-160287 and No. 333-170632 on Form F-3 of our report dated May 11, 2011, relating to the consolidated financial statements of VanceInfo Technologies Inc. and its subsidiaries (collectively the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of VanceInfo Technologies Inc. for the year ended December 31, 2010.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
May 11, 2011